Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

This EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”), by and between Proficient Auto Logistics, Inc., a Delaware corporation (the “Company”) and Amy Rice, an individual (“Executive”), is dated as of August 14, 2024. Executive and the Company are each referred to as a “Party” and collectively, as the “Parties.”

WHEREAS, the Company desires to employ Executive in the position of President & Chief Operating Officer of the Company, and Executive desires to be employed by the Company in such capacity, all on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the Parties hereto, intending to be legally bound, agree as follows:

1. Effective Date. This Agreement shall become effective upon the date first listed above (the “Effective Date”).

2. Term of Employment. The Company hereby agrees to employ Executive for an initial term of employment (the “Initial Term”) beginning on the Effective Date and ending on the third (3rd) anniversary thereof, unless earlier terminated as provided in Section 5. The Initial Term shall be extended for successive one (1) year periods only by mutual written agreement at least sixty (60) days prior to the end of the Initial Term or any Extension Term (each, an “Extension Term” and, collectively with the Initial Term, the “Employment Period”). During the Employment Period, Executive shall (i) devote her efforts and substantially all of her business time and attention to the business and affairs of the Company and its subsidiaries and affiliates (collectively, with the Company, the “Company Group”); provided, however, that while employed by the Company, Executive may serve in any capacity with respect to any civic, educational, professional, or charitable organization; and manage and oversee her and her family’s personal and private business investments; and Executive may serve on up to two for-profit, public Boards other than the Company Group (with independent compensation), provided, that such activities do not materially interfere or conflict with the performance of her duties to the Company Group or create a business conflict with or for the Company Group; and (ii) endeavor to promote, advance and further the Company’s interests, including observance of and compliance with the Company’s rules and policies as adopted by the Company from time to time. Executive shall perform all assigned duties to the best of her abilities in a diligent, trustworthy, professional, businesslike and efficient manner.

3. Position and Duties. During the Employment Period, Executive will serve as the President & Chief Operating Officer of the Company, reporting to the Chief Executive Officer of the Company. Executive shall have such authorities and powers as are inherent to the undertaking of this position and necessary to carry out the commensurate duties and responsibilities of the position. Notwithstanding the forgoing or any other provisions of this Agreement, Executive and Company understand and agree that the responsibilities and duties of Executive may change from time to time due to change in the nature, structure or needs of any of the Company Group’s businesses; provided such change does not materially reduce or increase Executive’s duties and responsibilities. A transfer of Executive’s employment or performance of services among the Company or any other members of the Company Group shall not be considered a termination of employment with the Company or the Company Group for purposes of this Agreement or a basis for a “Good Reason” termination (defined below), provided that there is no material diminution in Executive’s authority, Annual Base Salary, or responsibilities.

4. Compensation. Subject to the terms and conditions of this Agreement, during the Employment Period, Executive shall be compensated by the Company for services as follows:

(a) Annual Base Salary. Executive’s total annual salary shall be $500,000 (the “Annual Base Salary”), less applicable deductions, payable in approximately equal installments under the Company’s general payroll practices. The Board of Directors of the Company (the “Board”) or its Compensation Committee will review Executive’s Annual Base Salary annually, and may increase Executive’s Annual Base Salary in the sole discretion of the Board or its Compensation Committee.

(b) Annual Bonus. Executive shall be eligible to earn an annual performance bonus (the “Annual Bonus”) for each calendar year in either cash or shares (or a combination thereof) during the Employment Period. Each calendar year, the Board or its Compensation Committee shall determine the performance criteria and targets for such year; provided, however, that the performance criteria and targets for the initial year are set forth on Schedule 4(b) attached hereto. Payment of any Annual Bonus for a year shall be based on the satisfaction of the applicable performance criteria. To receive an Annual Bonus for a calendar year, Executive must remain actively employed through the payment date of such Annual Bonus, except as set forth in Section 5(c) below. Any Annual Bonus for a calendar year shall be paid not later than March 15th of the calendar year following the year to which such Annual Bonus relates. For the calendar year in which the Effective Date occurs, the Annual Bonus will be prorated based on the number of calendar days actually worked by Executive for the Company in such calendar year.

(c) Benefits. Executive shall be provided with retirement, health, welfare and other fringe benefits to the same extent and on the same terms as those benefits are provided by the Company from time to time to other similarly situated employees of the Company; provided, that nothing in this Agreement will preclude the amendment or termination of such plans or programs. For the avoidance of doubt, except as expressly provided herein, Executive shall not be eligible for or entitled to any severance benefits.

(d) Holidays and Vacation. During the Employment Period, Executive shall be entitled to holidays and vacation in accordance with the policies of the Company applicable to other employees of the Company generally; provided, that Executive shall accrue at least ten (10) paid holidays and twenty-five (25) paid vacation days annually.

(e) Expenses. Executive shall be reimbursed by the Company for reasonable documented out-of-pocket expenses, in each case consistent with the Company’s expense reimbursement policy, actually incurred by Executive while employed in the promotion of the Company’s or the Company Group’s business, or at the direction of the Company or Company Group. Nothing in this Agreement will preclude the Company from amending or terminating its expense reimbursement policy, provided, however, any such amendment or termination shall not be retroactively applied to deny a reimbursement for a reimbursable expense that had been incurred by Executive prior to the change in reimbursement policy but not yet reimbursed to Executive as of the date of the change in reimbursement policy by the Company.

(f) Equity Award. Subject to approval by the Board’s Compensation Committee, which shall occur no later than sixty (60) days after the Effective Date and result in a Grant Date (“Grant Date”) in the same timeframe, Executive shall receive a one-time award of restricted stock units of the Company, with an initial value of $1,325,000 based on the value of the Company common stock as of the Grant Date, which shall vest in three (3) equal annual installments on each of the first (1st), second (2nd) and third (3rd) anniversaries of the Grant Date subject to Executive’s continued employment, and which shall be subject to the terms and conditions set forth in the applicable plan and award/grant agreement. Additionally, in Executive’s capacity as an executive officer of the Company, Executive shall be subject to the Company’s stock ownership guidelines, which guidelines will be adopted by the Compensation Committee of the Board.

5. Rights and Payments Upon Termination.

(a) Executive’s right to benefits and payments, if any, upon the effective date of the termination of Executive’s employment with the Company and all other members of the Company Group (the “Termination Date”) shall be determined in accordance with this Section 5.

(b) Executive’s employment with the Company Group may be terminated (1) due to Executive’s death or Disability, (2) by the Company at any time, for any reason or no reason, with or without Cause (as defined below), (3) by Executive other than for Good Reason (as defined below), provided Executive provides the Company at least forty-five (45) days prior written notice of her intention to terminate, (4) by Executive with Good Reason (as defined below), or (5) as a result of either Party’s non-extension of the Employment Period (which, for the avoidance of doubt, shall not be considered a termination by the Company without Cause or a termination by Executive for Good Reason). If Executive’s Termination Date occurs for any reason, Executive shall be entitled to: (i) any unpaid Annual Base Salary under Section 4(a) hereof for any period prior to the Termination Date; (ii) any earned but unpaid Annual Bonus earned by Executive under Section 4(b) hereof for any calendar year ending prior to the Termination Date (to be paid not later than March 15th of the calendar year following the year to which such Annual Bonus relates); (iii) any accrued but unpaid benefits under Section 4(c) hereof for any period prior to the Termination Date; and (iv) any accrued but unused vacation under Section 4(d) for any period prior to the Termination Date to the extent provided for under the Company’s policies (with (i), (ii), (iii), and (iv) herein collectively referred to as “Accrued Payments”). Except as set forth in Section 5(c) below or as otherwise expressly set forth herein, Executive shall not be entitled to receive any payments or benefits under this Agreement for periods after Executive’s Termination Date and the Company shall have no obligation to make any additional payments or provide any other benefits for periods after Executive’s Termination Date (except as may otherwise be required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, other applicable law or the express terms of an employee benefit plan).

(c) If Executive’s Termination Date occurs by reason of termination by the Company without Cause or termination by Executive for Good Reason, in addition to the compensation and benefits provided under Section 5(b), Executive shall be entitled to receive one (1) year of Executive’s Annual Base Salary (the “Severance Pay”) and the Annual Bonus prorated based upon the number of calendar days actually worked by Executive for the Company in such calendar year. Such Severance Pay is contingent upon Executive executing a severance agreement, including a waiver and general release of claims, in form and substance reasonably satisfactory to the Company, and any applicable revocation period expiring prior to the date that is sixty (60) days following the Termination Date (the “Payment Date”). Provided that the release requirements set forth in the preceding sentence are satisfied as of the Payment Date, the Severance Pay shall be paid to Executive in substantially equal installments in accordance with the Company’s general payroll practices over the one (1) year period following Executive’s Termination Date; provided, however, that any payments that would otherwise be payable prior to the Payment Date shall be accumulated and paid on the first payroll date following the Payment Date. For the avoidance of doubt, if Executive’s Termination Date occurs for any reason other than by the Company without Cause or by Executive for Good Reason, Executive will not be entitled to any Severance Pay.

(d) “Cause” means in the reasonable discretion of the Board: (i) Executive’s refusal, after receipt of written notice from the Company and a reasonable opportunity for Executive to cure such matter, to (A) perform Executive’s material duties and responsibilities as set forth herein or (B) to follow material lawful instructions issued by the Chief Executive Officer or the Board; (ii) Executive’s intentional and persistent refusal or failure to comply in any material respect with any written policies or procedures of the Company Group, after receipt of written notice from the Company and a reasonable opportunity for Executive to cure such failure; (iii) Executive’s willful or illegal misconduct; (iv) Executive’s engagement in any act or omission of willful misfeasance or willful nonfeasance with respect to Executive’s assigned duties, after receipt of written notice from the Company detailing Executive’s failure of such assigned duties and Executive’s failure to cure such failure; (v) Executive’s engagement in any act of theft, fraud, embezzlement, falsification of documents, misappropriation of funds or other assets or in any misconduct which is or reasonably may be damaging to the goodwill, business or reputation of the Company Group; (vi) Executive’s breach of a fiduciary duty to the Company Group; (vii) Executive’s conviction by a court of competent jurisdiction of, or Executive’s pleading guilty or nolo contendere to, any felony or crime (A) involving moral turpitude or (B) that relates to, or has a material adverse effect on the business or reputation of, the Company Group; or (viii) Executive’s material breach of any of her obligations contained in any agreement between Executive and the Company Group, after receipt of written notice from the Company detailing Executive’s material breach and Executive’s failure to cure such breach.

(e) “Disability” means Executive has been determined to be disabled under the Company’s long-term disability plan then in effect or, if none, “Disability” shall mean Executive’s inability, due to physical or mental incapacity, to substantially perform the essential functions of her job, with or without reasonable accommodation, for one hundred eighty (180) days out of any three hundred sixty-five (365) day period or one hundred twenty (120) consecutive days. Any question as to the existence of Executive’s Disability as to which Executive and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to Executive and the Company. The Company shall have the right to terminate Executive’s employment hereunder for Disability by providing Executive with a notice of termination at least thirty (30) days prior to such termination.

(f) “Good Reason” means without Executive’s consent, (i) a material diminution in Executive’s Annual Base Salary, defined as greater than five percent (5%) of Annual Base Salary, (ii) a material, adverse change in Executive’s authority, duties, or responsibilities (other than temporarily while Executive is physically or mentally incapacitated or as required by applicable law), (iii) any material breach by the Company of any material provision of this Agreement, (iv) in the event that upon the consummation of a change of control of the Company Group, this Agreement is terminated by the Company or any successor-in-interest thereto or the Company or any successor-in-interest thereto refuses to provide substantially similar terms to those contained in this Agreement in any offer of employment extended to Executive in advance of the consummation of such change of control, or (v) Executive’s relocation to a location not within fifty (50) miles of Executive’s present office or job location, except for that a relocation shall not include (A) required travel on the Company Group’s business, (B) Executive working remotely or (C) any member of the Company Group requiring Executive to report to the office within Executive’s principal place of employment (instead of working remotely); provided, however, that Executive’s right to terminate for Good Reason shall apply only if (x) within thirty (30) days following the occurrence of any of the events set forth herein, Executive provides delivered notice to the Company the condition giving rise to Good Reason and Executive’s intent to terminate for Good Reason, (y) such condition is not cured by the Company within thirty (30) days after receipt of such written notice, and (z) Executive terminates employment within thirty (30) days after the expiration of the applicable cure period.

(g) After-Acquired Evidence. Notwithstanding any provision of this Agreement to the contrary, in the event that the Company determines that Executive is eligible to receive the Severance Pay pursuant to Section 5(c) but, after such determination, the Company subsequently acquires evidence or determines that Executive has failed to abide by the terms of the restrictive covenants herein or any other post-employment obligations that Executive may owe to any member of the Company Group, then the Company shall have the right to, upon written notice to Executive, cease the payment of any future installments of the Severance Pay and Executive shall promptly return to the Company the pre-tax value of all installments of the Severance Pay received by Executive prior to the date that the Company determines that the conditions of this Section 5(g) have been satisfied.

6. Covenants; Confidentiality.

(a) Generally. In connection with Executive’s employment, Executive will be entrusted with knowledge of the Company Group’s confidential and proprietary information and trade secrets, including their businesses, product information, operational methods, technology, customer lists and strategy. The Company Group wishes to protect the forgoing information through the restrictions and covenants specified herein. Executive recognizes that such information of the Company Group requires protection, and Executive is willing to protect such information through the restrictions and covenants specified herein.

(b) Non-Competition. During the term of Executive’s employment with the Company and for twenty four (24) months after the Termination Date (the “Restricted Period”), Executive shall not, and shall not permit any others on her behalf to, directly or indirectly, own, manage, operate, control, participate in, consult or perform services for, sell materials to, or otherwise carry on, whether as principal, agent, independent contractor, consultant, partner, or otherwise, any business that competes with the Company Group, other than as a sub-hauler, or moving two (2) vehicles or less on a trailer (the “Business,” and each competitor, a “Competitive Business”) in any state within the United States or any other jurisdiction in which Executive actively worked during the Restricted Period (the “Restricted Territory”), it being acknowledged by Executive that the Business has been conducted or is proposed to be conducted throughout such geographic area and the restrictions imposed in such geographic restriction during the Restricted Period are reasonable and necessary to protect the value and goodwill of the Company Group and the Business following the termination of Executive’s employment.

(c) Non-Solicitation. During the Restricted Period, Executive shall not, and shall not permit any others on her behalf to, directly or indirectly:

(1) (A) solicit any customer, vendor, supplier, licensor, licensee, distributor or other business relationship of the Company Group in relation to the Business, on behalf of a Competitive Business, (B) induce or encourage, or attempt to induce or encourage, any customer, vendor, supplier, licensor, licensee, distributor or other business relation of the Company Group to cease doing business with the Company Group in relation to the Business, or (C) in any way interfere with the relationship between the Company Group in relation to the Business with any customer, vendor, supplier, licensor, licensee, distributor or other business relation of the Company Group with respect to the Business; or

(2) (A) solicit or recruit, or attempt to solicit or recruit, any officer, employee, representative, or agent of the Company Group (or any such person who was an officer, employee, representative, or agent of the Company Group during the six (6) month period prior to the date of the solicitation) to leave the employ of the Company Group, or (B) hire any such individual, unless such individual was terminated by Company Group at Company Group’s discretion.

(d) Non-Disparagement. The Board and Executive acknowledge and agree that they will not at any time knowingly publish or communicate to any person any disparaging remarks, comments or statements concerning the Company Group or Executive, respectively, in any way that would reasonably be understood to adversely affect the goodwill or impugn the reputation of the other. Notwithstanding the foregoing, nothing in this Section 6(d) shall preclude Executive and the Board from (1) providing truthful testimony obtained through court order, deposition, subpoena or similar legal process, (2) providing any truthful information pursuant to investigation by any governmental authority, (3) providing any truthful information pursuant to any claim by any Party under this Agreement or any other agreement to which the Company, on the one hand, and Executive, on the other hand, are parties, (4) providing truthful statements to enforce Executive’s or Company Group’s respective rights under any agreement between the Company Group, on the one hand, and Executive, on the other hand, or (5) privately discussing any matter with Executive’s or Company Group’s respective accountants, attorneys and/or spouse (subject to their agreement to maintain such information as confidential).

(e) Confidential Information. Executive acknowledges and agrees that the Confidential Information is the property of the Company Group. Accordingly, except as may be required by applicable law or the lawful order of a court or regulatory body, or except to the extent that Executive has express authorization from the Company Group to do otherwise, Executive will keep secret and confidential indefinitely all Confidential Information and not disclose such Confidential Information, either directly or indirectly, in any capacity whatsoever, either on her own behalf or on behalf of any other person or entity, or use it in any way. For purposes of this Agreement, “Confidential Information” means all non-public information, observations or data relating to any member(s) of the Company Group which Executive learns through Executive’s employment with the Company, whether or not a trade secret within the meaning of applicable law, including but not limited to: (1) new products and new product development; (2) marketing strategies and plans, market experience with products, and market research; (3) formulas, research in progress and unpublished manuals or know how devices, methods, techniques, processes and inventions; (4) regulatory filings and communications; (5) identity of and relationship with licensees, licensors or suppliers; (6) finances, financial information and financial management systems; (7) technological and engineering data; (8) customer lists and identities of and information concerning customers, vendors and suppliers and prospective customers, vendors and suppliers; (9) development, expansion and business strategies, pricing strategies, plans and techniques; (10) computer programs; (11) research and development activities; (12) litigation and pending litigation; (13) Work Product (as defined below); (14) personnel information; and (15) any other information or documents which Executive knows or should know is proprietary or confidential. Executive understands and agrees that Confidential Information includes information developed by Executive in the course of her employment with the Company as if the Company furnished the same Confidential Information to Executive in the first instance.

(f) Requests. To the extent that any court or agency seeks to have Executive disclose Confidential Information, and to the extent allowed by law, Executive shall promptly inform the Company, and Executive shall take such reasonable steps to prevent disclosure of Confidential Information until the Company has been informed of such requested disclosure. To the extent that Executive obtains information on behalf of the Company Group that may be subject to attorney-client privilege as to any member(s) of the Company Group’s attorneys, Executive shall take reasonable steps to maintain the confidentiality of such information and to preserve such privilege.

(g) Trade Secrets. In compliance with 18 U.S.C. § 1833(b) (“Section 1833(b)(1)”), as established by the Defend Trade Secrets Act of 2016, Executive is given notice of the following immunities listed in Sections 1833(b)(1) and (2) (Immunity From Liability For Confidential Disclosure Of A Trade Secret To The Government Or In A Court Filing): (1) IMMUNITY. An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. (2) USE OF TRADE SECRET INFORMATION IN ANTI-RETALIATION LAWSUIT. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.

(h) Return of Property. Upon the Termination Date or at the Company’s earlier request, Executive will promptly return to the Company any and all records, documents, data, memoranda, reports, physical property, information, computer disks, tapes or software or other materials, and all copies thereof, relating to any of the businesses of the Company Group obtained by Executive during her employment with any member(s) of the Company Group. Executive further agrees to deliver to the Company, at its request, any computers in Executive’s possession or control which have contained any Confidential Information for the purpose of ensuring that all Confidential Information stored on the computers has been delivered to the Company.

(i) Cooperation in Certain Matters. Executive agrees that, during the Employment Period and after the Termination Date, Executive will reasonably cooperate with the Company in any current or future or potential legal, business or other matters in any reasonable manner as the Company may request, including but not limited to meeting with and fully answering the questions of the Company or its representatives or agents, and in any legal matter testifying and preparing to testify at any deposition or trial; provided, however, that this Section 6(i) shall not apply with respect to any claims made against Executive arising out of this Agreement. The Company agrees to compensate Executive for her time and any reasonable expenses incurred as a result of such cooperation. Should Executive be compelled to testify, nothing in this Agreement is intended or shall prohibit Executive from providing complete and truthful testimony.

(j) Work Product. Executive agrees that all inventions, innovations, discoveries, improvements, developments, trade secrets, processes, procedures, methods, designs, analyses, drawings, reports and all similar or related information which relates to any member of the Company Group’s actual or anticipated businesses, research and development or existing or future products or services and which are conceived, developed or made, in whole or in part, by Executive while employed by any member(s) of the Company Group (“Work Product”) belong to the Company Group. Executive shall promptly inform the Company of such Work Product, and shall execute such assignments as the Company or other member(s) of the Company Group may request to transfer to the Company or other member(s) of the Company Group the benefits of the Work Product, in whole or in part, or conceived by Executive either alone or with others, which result from any work which Executive may do for or at the request of the Company or any other member(s) of the Company Group, whether or not conceived by Executive while on holiday, on vacation, or off the premises of the Company, including such of the foregoing items conceived during the course of employment which are developed or perfected after the Termination Date. Executive shall assist the Company, any other member(s) of the Company Group, or its respective nominee to obtain patents, trademarks and service marks and Executive agrees to execute all documents and to take all other actions which are necessary or appropriate to secure to the Company Group the benefits thereof. Such patents, trademarks and service marks shall become the property of the Company Group. Executive shall deliver to the Company all sketches, drawings, models, figures, plans, outlines, descriptions or other information with respect thereto.

(k) Disclosures. This Agreement shall not in any way prevent Executive from cooperating with any investigation by any federal, state or local governmental agency. Nothing in this Agreement prohibits Executive from reporting possible violations of applicable law or regulation to any governmental agency or entity or making other disclosures that are protected under the whistleblower provisions of applicable law or regulation.

7. Code Section 409A. The intent of the Parties is that payments and benefits under the Agreement comply with or be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (“Code Section 409A”), and the regulations and guidance promulgated thereunder and, accordingly, to the maximum extent permitted the Agreement shall be interpreted to be in compliance therewith or exempt therefrom. To the extent any such cash payment or continuing benefit payable upon Executive’s termination of employment is nonqualified deferred compensation subject to Code Section 409A, then, only to the extent required by Code Section 409A, such payment or continuing benefit shall not commence until the date that is six (6) months after the date of separation from service. All references in this Agreement to Executive’s termination of employment shall mean a “separation from service” within the meaning of Code Section 409A and Treasury Regulation Section 1.409A-1(h)(1)(ii). Any series of payments hereunder shall be considered a series of separate payments for purposes of Code Section 409A. To the extent any reimbursements or in-kind benefit payments under this Agreement are subject to Code Section 409A, such reimbursements and in-kind benefit payments shall be made in accordance with Treasury Regulation §1.409A-3(i)(1)(iv) (or any similar or successor provisions). The preceding shall not be construed as a guarantee of any particular tax effect or indemnity for Executive’s compensation and benefits, and the Company does not guarantee that any compensation or benefits provided under this Agreement will satisfy the provisions of Code Section 409A.

8. No Conflict. Executive represents that Executive is not a party to any agreement with any third party containing a non-competition provision or other restriction that would prohibit or restrict Executive’s employment with the Company or any part of the services that Executive provides to the Company, the Company Group or their respective clients. Moreover, Executive represents that Executive is not limited by any court order or other legal obligation from performing any assigned duties for the Company or the Company Group and Executive has no rights that may conflict with the interests of the Company or the Company Group or with Executive’s obligations hereunder.

9. Change of Title, Duties. Except as otherwise set forth herein and subject to the terms hereof, if, at any time, Executive’s title or duties are changed by the Company, or Executive is transferred to employment with any other member of the Company Group, this Agreement will continue in full force and effect, unless terminated as provided for herein.

10. Validity. If any one or more of the provisions contained in the Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

11. Reasonableness of Restrictions/Injunctive Relief.

(a) Executive acknowledges that her rights to disclose Confidential Information and trade secrets are limited hereby only to the extent necessary to protect the Company and the Company Group and that, in the event Executive’s employment with the Company terminates for any reason, Executive will be able to earn a livelihood without violating the foregoing restrictions. Executive acknowledges that the restrictions cited herein are reasonable and necessary for the protection of the Company’s and the Company Group’s legitimate business interests.

(b) Executive acknowledges that because the services to be rendered by Executive are of a special, unique and extraordinary character and because, in connection with such services, Executive has access to Confidential Information and Work Product vital to the Company’s and the Company Group’s business, money damages would be an inadequate remedy for any breach of this Agreement. By reason of this, Executive consents and agrees that in the event of a breach or threatened breach of this Agreement by Executive, the Company would sustain irreparable harm and, therefore, in addition to any other remedies which the Company may have under this Agreement or otherwise, the Company shall be entitled to an injunction from any court of competent jurisdiction (without posting a bond or other security) restraining Executive from committing or continuing any such violation of this Agreement, including, without limitation, restraining Executive from disclosing, using for any purpose, selling, transferring or otherwise disposing of, in whole or in part, any trade secrets, Confidential Information, proprietary information, client or customer lists or other information pertaining to the financial condition, business, manner of operation, affairs, plans or prospects of the Company. Executive acknowledges that damages at law would not be an adequate remedy for violation of this Agreement, and Executive therefore agrees that the provisions may be specifically enforced against Executive in any court of competent jurisdiction. Nothing contained herein shall be construed as prohibiting the Company from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of damages.

12. Withholding. All compensation payable under this Agreement shall be subject to customary withholding taxes and other employment taxes as required with respect to compensation paid by a corporation to an employee and the amount of compensation payable hereunder shall be reduced appropriately to reflect the amount of any required withholding. The Company shall have no obligation to make any payments to Executive or to make Executive whole for the amount of any required taxes.

13. Successors. This Agreement shall be binding on, and inure to the benefit of, the Company and its successors and assigns and any person acquiring, whether by purchase of membership interests, merger, reorganization, consolidation, by purchase of assets or otherwise, all or substantially all of the assets of the Company. This Agreement may only be assigned to an acquirer of all or substantially all of the Company’s business by sale or merger or otherwise that agrees in writing to assume the Company’s obligations under this Agreement. Executive may not assign this Agreement.

14. Nonalienation. The interests of Executive under this Agreement are not subject to the claims of her creditors, other than the Company, and may not otherwise be voluntarily or involuntarily assigned, alienated or encumbered. Notwithstanding the foregoing, Executive shall be entitled, to the extent permitted under applicable law, to select and change a beneficiary or beneficiaries to receive any compensation or benefit under this Agreement following Executive’s death by giving the Company prior written notice thereof. In the event of Executive’s death or a judicial determination of her incompetence, references in this Agreement to Executive shall be deemed, where appropriate, to refer to her beneficiary, transferee, estate, or other legal representative.

15. Notification. Executive shall notify all future employers of the existence of Section 6 of this Agreement and the terms hereof, to the extent then still in effect. Executive will also provide the Company with information the Company may from time to time request to determine Executive’s compliance with the terms of this Agreement.

16. Right of Set Off. In the event of a breach by Executive of the provisions of this Agreement, the Company is hereby authorized at any time and from time to time (and Executive hereby agrees to execute any necessary documents consenting to such authorization), to the fullest extent permitted by law, and after ten (10) days prior written notice to Executive, to set-off and apply any and all amounts at any time held by the Company on behalf of Executive under this Agreement and all indebtedness at any time owing by the Company to Executive against any and all of the obligations of Executive now or hereafter existing.

17. Governing Law. In the event of any dispute arising under this Agreement, it is agreed that the laws of the State of Florida shall govern the interpretation, validity and effect of this Agreement without regard to the place of performance or execution thereof.

18. Arbitration. Except as set forth in Section 11, any controversy or claim arising out of or relating to this Agreement (or the breach thereof) shall be settled by final, binding and non-appealable arbitration in Jacksonville, Florida by three arbitrators. Except as otherwise expressly provided in this Section 18, the arbitration shall be conducted in accordance with the Employment Arbitration Rules & Procedures of JAMS then in effect. One of the arbitrators shall be appointed by the Company, one shall be appointed by Executive, and the third shall be appointed by the first two arbitrators. If the first two arbitrators cannot agree on the third arbitrator within thirty (30) days of the appointment of the second arbitrator, then the third arbitrator shall be appointed by JAMS.

19. Notices. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by facsimile, portable document format (a/k/a “.pdf”) or other electronic transmission, provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and facsimile numbers set forth below (or to such other addresses and facsimile numbers as a Party may designate by notice to the other Parties):

if to the Company, to: Proficient Auto Logistics, Inc. 10057 103rd Street Jacksonville, FL 32210 Attention: Brad Wright, CFO Email: bwright@proautologistics.com	if to Executive, to: Amy Rice [●] Email:

20. Waiver of Breach. The waiver by either the Company or Executive of a breach of any provision of this Agreement shall not operate as or be deemed a waiver of any subsequent breach by either the Company or Executive. Continuation of payments hereunder by the Company following a breach by Executive of any provision of this Agreement shall not preclude the Company from thereafter terminating said payments based upon the same violation.

21. Survival of Agreement. Except as otherwise expressly provided in this Agreement, the rights and obligations of the Parties to this Agreement shall survive the termination of Executive’s employment with the Company.

22. Acknowledgment by Executive. Executive represents to the Company that she is knowledgeable and sophisticated as to business matters, including the subject matter of this Agreement, that or she has read this Agreement and that she understands its terms. Executive acknowledges that, before assenting to the terms of this Agreement, Executive has been given a reasonable time to review it, to consult with counsel of her choice, and to negotiate at arm’s-length with the Company as to the contents.

23. Other Agreements and Modification. This Agreement constitutes the sole and complete Agreement between the Company and Executive and supersedes all other agreements, both oral and written, between the Company and Executive with respect to the matters contained herein. No verbal or other statements, inducements, or representations have been made to or relied upon by Executive. This Agreement may only be amended or cancelled by written mutual agreement executed by the Parties. The Parties have read and understand this Agreement.

24. Ambiguities. This Agreement has been negotiated at arms-length between persons knowledgeable in the matters dealt with herein. In addition, each Party has been represented by experienced and knowledgeable legal counsel. Accordingly, the Parties agree that neither the Company nor Executive is the drafting Party and that any rules of law or any other statutes, legal decisions or common law principles of similar effect that require interpretation of any ambiguities in this Agreement against the Party that has drafted it are of no application and are hereby expressly waived. The provisions of this Agreement shall be interpreted in a reasonable manner to give effect to the intentions of the Parties.

25. Counterparts. This Agreement may be executed in more than one counterpart, each of which shall be deemed an original instrument and all of which together shall constitute a single instrument. Execution and delivery of this Agreement by electronic exchange bearing the copies of a Party’s signature shall constitute a valid and binding execution and delivery of this Agreement by such Party. Such electronic copies shall constitute enforceable original documents.

* * * * *

IN WITNESS WHEREOF, Executive has hereunto set her hand, and the Company has caused these presents to be executed in their names and on their behalf, as of the date above first written.

THE COMPANY:

PROFICIENT AUTO LOGISTICS, INC.

By:	Richard O’Dell
Name:	Richard O’Dell
Title:	CEO

[Signature page to Rice Employment Agreement]

IN WITNESS WHEREOF, Executive has hereunto set her hand, and the Company has caused these presents to be executed in their names and on their behalf, as of the date above first written.

EXECUTIVE:

Amy Rice
Amy Rice

[Signature page to Rice Employment Agreement]

Schedule 4(b)

Annual Bonus

●	If the Company does not achieve at least 80% of the Board set pre-tax profit target for a calendar year, there shall be no Annual Bonus.

●	If the Company hits at least 80% but less than 100% of Board set pre-tax profit target for a calendar year, the Annual Bonus for such calendar year shall equal 25% of Executive’s Annual Base Salary.

●	If the Company hits at least 100% but less than 110% of Board set pre-tax profit target, the Annual Bonus for such calendar year shall equal 40% of Executive’s Annual Base Salary.

●	If the Company hits at least 110% but less than 120% of Board set pre-tax profit target, the Annual Bonus for such calendar year shall equal 60% of Executive’s Annual Base Salary.

●	If the Company hits at least 120 but less than 130% of Board set pre-tax profit target, the Annual Bonus for such calendar year shall equal 80% of Executive’s Annual Base Salary.

●	If the Company hits at least 130% of Board set pre-tax profit target, the Annual Bonus for such calendar year shall equal 100% of Executive’s Annual Base Salary.